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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Apartment Investment and Management Company for the registration of up to 7,973,684 shares of Class E Cumulative Convertible Preferred Stock and up to 2,631,578 shares of Class F Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated March 6, 1998, except for Note 25, as to which the date is March 17, 1998, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report, as amended (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




                                                /s/ ERNST & YOUNG LLP

Dallas, Texas
August 3, 1998